Exhibit (e)(2)

RARE Hospitality International, Inc.

8215 Roswell Road, Building 600

Atlanta, Georgia 30350

May 17, 2007

STRICTLY CONFIDENTIAL

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

Attention:     Clarence Otis, Jr.

                     Chairman of the Board of Directors and

                     Chief Executive Officer

In connection with your consideration of a possible negotiated transaction with RARE Hospitality International, Inc. (collectively, with its subsidiaries, the “Company”), the Company is prepared to make available to you certain information concerning the business, financial position, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), agents or advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors) (collectively, your “Representatives,” or such persons related to the Company, the Company’s “Representatives,” and which term shall also apply to each Representative’s own directors, officers, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors), as the context dictates), you agree to treat any information concerning the Company (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Evaluation Material” also shall be deemed to include all reproductions, summaries, extracts, notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto (“Derivative Material”). The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was lawfully within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, or (iii) is otherwise independently developed by you without reference to the Evaluation Material. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any individual, corporation, partnership, group, governmental agency or other entity.

You hereby agree that (i) all Evaluation Material furnished or disclosed to you by the Company is and shall remain the property of the Company (unless otherwise agreed in writing), (ii) the Company is only loaning the Evaluation Material to you, (iii) you have not received and will not receive any rights or claims with respect to the Evaluation Material, and (iv) all Derivative Material, immediately upon its creation, shall become subject to the confidentiality terms of this letter agreement to the same extent as Evaluation Material furnished by the Company and that you are not the owner of the copyrights in the written information provided to you hereunder.

You hereby agree that, for a period of two years from the date of this letter agreement (or, in the case of Evaluation Material that constitutes trade secrets under applicable law, for so long as such Evaluation Material constitutes trade secrets), that the Evaluation Material will be kept confidential, and that you and your Representatives will not use, duplicate or disclose, or permit the use, duplication or disclosure of, any of the Evaluation Material in any manner whatsoever, other than for the sole purpose of evaluating a possible negotiated transaction between the Company and you (or one of your affiliates); provided, that (x) you may make any disclosure of such information to which the Company gives its prior written consent and (y) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company. It is understood and agreed that each of your Representatives shall be informed of the confidential nature of the Evaluation Material prior to delivery thereof to such Representative and that, by receiving such materials, such Representative will be deemed to have agreed to be bound by this letter agreement. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives, and you agree, at your sole expense, to take all commercially reasonable measures (including, without limitation, court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person (other than your Representatives as permitted above) the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company, or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided that you may make such disclosure if (i) such disclosure is permitted by the immediately following paragraph or (ii) you have received the written advice of your outside counsel that such disclosure is required by law or stock exchange rule or regulation.

In the event that you or any of your Representatives are requested or required in connection with any legal proceedings, government investigations or any compulsory legal process, including but not limited to oral questions, interrogatories, requests to admit, requests to produce documents, subpoenas, civil investigative demands or other similar process to disclose any of the Evaluation Material, you shall, prior to making such disclosure, provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, upon the written advice of your outside counsel, legally required to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such outside counsel advises you is legally required to be disclosed, provided that you exercise your commercially reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company at its expense to obtain an appropriate protective order or other reliable assurance that such tribunal will accord the Evaluation Material confidential treatment.

If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the written request of the Company for any reason, you will promptly deliver to the Company or, at the Company’s option, certify destruction of all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto, and all other Evaluation Material (including all Derivative Material) prepared by you or your Representatives shall be destroyed, and no copies (electronic or otherwise) thereof shall be retained. Notwithstanding anything to the contrary herein, one copy of the Evaluation Material (including all Derivative Material) may be retained by your counsel for legal, regulatory or litigation purposes, subject to the restrictions herein and you shall have no obligation to destroy electronic copies of the Evaluation Material (including all Derivative Material) which are retained for archival purposes in accordance with your normal document retention practices. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

Except as may be specifically provided hereafter in a definitive, written agreement providing for a negotiated transaction, neither the Company nor any of its Representatives shall be deemed to make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

You understand that the Company has made no decision to proceed with any transaction and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, claims of breach of contract) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a final definitive agreement. You also acknowledge and agree that (i) unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever or subject to any claims or liabilities whatsoever with respect to such a transaction by virtue of this letter agreement or any written or oral expressions with respect to any proposed transaction, except for the matters specifically agreed to herein, and (ii) the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to cease providing Evaluation Material to you and your representatives and to terminate discussions and negotiations with you at any time. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, for a period of two years from the date of this agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your Representatives acting on your behalf will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to securities of the Company, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided that nothing in this letter agreement shall prohibit or otherwise restrict your ability to make any confidential proposal or offer to the Board of Directors or Chief Executive Officer of the Company with respect to a transaction involving you and the Company or to negotiate with the Board of Directors or the Chief Executive Officer any such proposal or offer, so long as such proposal or offer and negotiations related thereto are not disclosed by you or your Representatives in violation of this letter agreement. You also agree during such period, unless the Company shall have entered into any merger, tender or exchange offer, or similar transaction, not to request the Company (or its directors, officers, employees, advisors or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Nothing in this paragraph shall be deemed to prevent your Representatives from engaging, in the ordinary course of business, in brokerage, asset management, trust, underwriting, advisory, market making and other similar ordinary course business activities involving securities of the Company, other than on your behalf.

You hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit you, your Representatives, and any person who has received material non-public information about the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

You agree that the restrictions contained herein are fair and reasonable and necessary to protect the legitimate interests of the Company. You agree that the Company would suffer irreparable injury if you or your Representatives were to violate any provision of this letter and that in the event of a breach or threatened breach of this letter by you or your Representatives, the Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this letter agreement. You also agree that you will not seek, and agree to waive (and will use your reasonable efforts to cause your Representatives to waive and not to seek), any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

If any one or more provisions of this letter agreement are declared void or otherwise unenforceable, such provisions shall be declared separate from this letter agreement and this letter agreement shall otherwise remain in full force and effect.

This letter agreement is for the benefit of the Company and its Representatives, and shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of Georgia applicable to agreements made and to be performed wholly within such jurisdiction. As this agreement is the product of negotiations between the parties, neither party shall be deemed to be the drafter hereof for the purpose of construing any ambiguity.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

RARE HOSPITALITY INTERNATIONAL, INC.

By:	/s/ Philip J. Hickey, Jr.
Name:	Philip J. Hickey, Jr.
Title:	Chief Executive Officer

ACCEPTED AND AGREED as of the date first written above:

DARDEN RESTAURANTS, INC.

By:	/s/ Paula J. Shives
Name:	Paula J. Shives
Title:	Sr. Vice President